EXHIBIT 12

                      GENERAL ELECTRIC CAPITAL CORPORATION
                          AND CONSOLIDATED AFFILIATES
 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                                                                YEARS ENDED DECEMBER 31,
                                                     ----------------------------------------------
                                                      1994      1993      1992      1991      1990
                                                     ------    ------    ------    ------    ------
(Dollar amounts in millions)
Net earnings......................................   $1,918    $1,478    $1,251    $1,125    $1,021
Provision for income taxes........................      896       664       415       362       350
Minority interest.................................      109       114        14        (7)        4
                                                     ------    ------    ------    ------    ------
Earnings before income taxes and minority
  interest........................................    2,923     2,256     1,680     1,480     1,375
                                                     ------    ------    ------    ------    ------
Fixed charges:
  Interest........................................    4,464     3,503     3,713     4,280     4,334
  One-third of rentals............................      153       138        90        34        33
                                                     ------    ------    ------    ------    ------
Total fixed charges...............................    4,617     3,641     3,803     4,314     4,367
                                                     ------    ------    ------    ------    ------
Less interest capitalized, net of amortization....        9         4         6         7        19
                                                     ------    ------    ------    ------    ------
Earnings before income taxes and minority interest
  plus fixed charges..............................   $7,531    $5,893    $5,477    $5,787    $5,723
                                                     ------    ------    ------    ------    ------
                                                     ------    ------    ------    ------    ------
Preferred stock dividend requirements.............   $   30    $   22    $   26    $   41    $   42
Ratio of earnings before provision for income
  taxes to net earnings...........................     1.47      1.45      1.34      1.32      1.35
                                                     ------    ------    ------    ------    ------
Preferred stock dividend factor on pre-tax
  basis...........................................       44        32        35        54        57
Fixed charges.....................................    4,617     3,641     3,803     4,314     4,367
                                                     ------    ------    ------    ------    ------
Total fixed charges and preferred stock dividend
  requirements....................................   $4,661    $3,673    $3,838    $4,368    $4,424
                                                     ------    ------    ------    ------    ------
                                                     ------    ------    ------    ------    ------
Ratio of earnings to combined fixed charges and
  preferred stock dividends.......................     1.62      1.60      1.43      1.32      1.29
                                                     ------    ------    ------    ------    ------
                                                     ------    ------    ------    ------    ------
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